As filed with the Securities and Exchange Commission on March 21, 2008

Registration No. 333-146405

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VELOCITY OIL & GAS, INC.
(Name of small business issuer in its charter)

Nevada	1311	20-5465816
(State or jurisdiction	(Primary Standard	(IRS Employer
of incorporation or	Industrial	Identification
organization)	Classification Code Number)	No.)

595 Howe Street, Suite 323
Vancouver, British Columbia, Canada
V6 C 2T5
(604) 765-3337
 (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

Frank A. Jacobs,
Chief Executive Officer
595 Howe Street, Suite 323
Vancouver, British Columbia, Canada
V6 C 2T5
(604) 765-3337
 (Name, address and telephone number of agent for service)

Copies to:

David M. Loev,		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite 280	&	6300 West Loop South, Suite 280
Bellaire, Texas 77401		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of proposed sale to the public:
as soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (  )

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. (  )

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount Being Registered	Proposed Maximum Price Per Share(1)	Proposed Maximum Aggregate Price(1)	Amount of Registration Fee

Common Stock	2,741,500(2)	$0.10	$274,150	$8.42

Total	2,741,500(2)	$0.10	$274,150	$8.42

(1)  The offering price is the stated, fixed price of $0.10 per share until the securities are quoted on the OTC Bulletin Board for the purpose of calculating the registration fee pursuant to Rule 457. This amount is only for purposes of determining the registration fee, the actual amount received by a selling shareholder will be based upon fluctuating market prices once the securities are quoted on the OTC Bulletin Board.

(2) Represents 1,320,500 shares of common stock, 610,500 warrants to purchase shares of the Registrant’s common stock at an exercise price of $0.25 per share, 610,500 warrants to purchase shares of the Registrant’s common stock at an exercise price of $0.50 per share, and 200,000 warrants to purchase shares of the Registrant’s Common Stock at $0.10 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Final Rule Release No. 33-8876, the registrant is filing this registration statement on Form S-1 to amend its original registration statement on Form SB-2.  Also pursuant to Final Rule Release No. 33-8876, however, the registrant elects to use the small business disclosure format and content based on Form SB-2 for this registration statement.

PROSPECTUS

VELOCITY OIL & GAS, INC.

RESALE OF
2,741,500 SHARES OF COMMON STOCK

The selling stockholders listed on page 38 may offer and sell up to 2,741,500 shares of our common stock under this Prospectus for their own account.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We have not generated any revenues to date, had a working capital deficit of $2,722 as of December 31, 2007, and cash on hand of $16,700 as of March 17, 2008, and have budgeted the need for approximately $1,300,000 of additional funding during the next 12 months for our wholly owned subsidiary, South Marsh, LLC, to participate in the drilling of two wells through the Participation Agreement, as described in greater detail below.   There is no assurance that the required exploration capital can be raised.  If we are unable to raise the additional exploration capital for fiscal 2008 we will be restricted in the implementation of the business plan and will not be able to earn interests in the first two of five exploration permits which are the subject of the Participation Agreement.  Pursuant to the terms of the Participation Agreement, we are required to pay our respective costs of any proposed well on a lease-by-lease basis, and if we fail to timely remit such payments or choose not to participate in any particular lease, we will forfeit all rights to earn an interest in such lease, and any and all prior funds paid in connection with such lease.  If this were to happen, the value of our securities would diminish and we may be forced to change our business plan for fiscal 2009, which would result in the value of our securities declining in value and/or becoming worthless.  If we raise the exploration capital required to implement our business plan we anticipate incurring net losses until and unless such oil and gas interests generate revenue through the production of oil and gas, of which there can be no assurance.

A current Prospectus must be in effect at the time of the sale of the shares of common stock discussed above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current Prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, selling stockholders may be deemed underwriters.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS   _________, 2008

TABLE OF CONTENTS

Prospectus Summary	5
Summary Financial Data	8
Risk Factors	10
Use of Proceeds	20
Dividend Policy	21
Legal Proceedings	21
Directors, Executive Officers, Promoters and Control Persons	21
Security Ownership of Certain Beneficial Owners and Management	22
Interest of Named Experts and Counsel	23
Indemnification of Directors and Officers	24
Description of Business	25
Management's Discussion and Analysis of Financial Condition and Results of Operations	29
Description of Property	28
Certain Relationships and Related Transactions	32
Executive Compensation	33
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	35
Descriptions of Capital Stock	36
Shares Available for Future Sale	37
Plan of Distribution and Selling Stockholders	38
Market for Common Equity and Related Stockholder Matters	42
Additional Information	42
Legal Matters	42
Financial Statements	F-1
Dealer Prospectus Delivery Obligation	43
Part II	44

PART I - INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our common stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," "Company," and "Velocity" refer to Velocity Oil & Gas, Inc., a Nevada corporation, "Common Stock" refers to the Common Stock, par value $0.001 per share, of Velocity Oil & Gas, Inc.

We are a start-up oil and gas company, which hopes to have oil and gas exploration and development operations in the future.  We currently do not own or have rights to any oil and gas properties.  In the future, we hope to acquire non-operated oil and gas properties in the States of Texas and/or Louisiana.

In August 2007, we entered into an Acquisition & Participation Agreement with Polaris Holdings, Inc. (the “Participation Agreement” and “Polaris”) pursuant to which we obtained the rights to purchase (a) a 10% working interest in 80 acres of land in the Manvel Field, Davis No. 1 Well in Brazoria County, Texas; and (b) a 10% working interest in 160 acres of land in the Sandy Point Field, Express No. 1 Fite Well, in Brazoria County, Texas (the “Leases”), funding permitting.  We agreed to issue Polaris 4,000,000 shares of common stock (which were issued on September 12, 2007) and are required to pay Polaris $20,000 in connection with the closing of the Participation Agreement prior to September 1, 2007, which date was subsequently extended until October 1, 2007, and an additional $40,000 on or before January 1, 2008, to earn the interest in the Leases.  We did not make the required October 1, 2007 payment as Polaris never provided us sufficient information regarding the Leases to allow us to conduct due diligence.  We cancelled the Participation Agreement on October 10, 2007, and cancelled the shares of common stock previously issued to Polaris in connection with such Participation Agreement shortly thereafter.

In November 2007, we entered into a Purchase and Sale Agreement with Entek USA Inc. (the “Purchase Agreement” and “Entek”) pursuant to which we purchased all of the outstanding membership interests in South Marsh LLC, a Delaware limited liability company (“South Marsh”).  Through the Purchase Agreement, we obtained all of the interests in oil and gas leases held by South Marsh pursuant to an Amended and Restated Participation Agreement, dated December 8, 2006, by and between, South Marsh, Ridgelake Energy, Inc., a Louisiana corporation, and GulfX, LLC, a Delaware limited liability company (the “Participation Agreement”).  Pursuant to the terms of this participation agreement, South Marsh acquired the right to earn (a) a 10% working interest in Block 79, Viosca Knoll Area covering approximately 5,760 acres of submerged lands within the Outer Continental Shelf, (b) a 10% working interest in Block A 307, High Island Area, covering approximately 5,760 acres of submerged lands within the Outer Continental Shelf, (c) a 10% working interest in the Block 317, Vermilion Area, covering approximately 5,000 acres of submerged lands within the Outer Continental Shelf, (d) a 11.25% working interest in Block 138, South Marsh Island Area, covering approximately 5,000 acres of submerged lands within the Outer Continental Shelf, and (e) a 15% working interest in Block 152, South Marsh Island Area, covering approximately 2,500 acres of submerged lands within the Outer Continental Shelf,.  All of the leases are located in the Gulf of Mexico, off the coast of Texas and Louisiana.  In consideration for the sale and assignment of the membership interests, we granted Entek a production payment equal to 50% of the net proceeds attributable to South Marsh’s interest in the subject leases, until such time as Entek has received a total of $1,072,258.   We have not paid any consideration to date, including cash and/or securities, to Entek in connection with Purchase Agreement, other than 500,000 shares of our common stock which were issued to a finder in connection with our entry into the Purchase Agreement.

Unless otherwise stated all references herein to the “Company,” “we,” “us, “our” and words of similar meaning include “South Marsh.”

Of the 1,320,500 shares of issued and outstanding common stock offered herein, and the 1,421,000 shares of common stock issuable in connection with the exercise of warrants registered herein, 507,500 of the shares of common stock and 1,025,000 shares of common stock issuable in connection with the exercise of warrants (representing 507,500 Class A Warrants to purchase one share of common stock at an exercise price of $0.25 per share, and 507,500 Class B Warrants to purchase one share of common stock at an exercise price of $0.50 per share, collectively the “Warrants”), offered by the selling shareholders were purchased by the selling shareholders in offshore transactions pursuant to Regulation S of the Securities Act of 1933 between September 2006 and August 2007 for consideration of $0.10 per share; 10,000 shares were issued to consultants of us in consideration for services rendered; 200,000 shares and 200,000 shares issuable in connection with the exercise of warrants at $0.10 per share were issued and granted to our legal counsel in consideration for services rendered (of which 2,500 shares were subsequently gifted to a third party), 500,000 shares were issued to a finder, in connection with our acquisition of South Marsh, pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and 113,000 of the shares of common stock and 226,000 of the shares of common stock issuable in connection with the exercise of Warrants offered by eight (8) of the selling shareholders were sold by us in violation of the Securities Act of 1933, as amended, as no valid exemption covered such sales, and as such, those eight shareholders were offered to rescind their purchases pursuant to a Rescission Offer, containing disclosure similar to that included in this Registration Statement, including audited financial statements, and chose to reject such rescission and retain their purchases.  All but one of the shareholders who were offered rescission chose to reject such rescission and retain their shares.  One shareholder accepted rescission and has since been returned his investment and his units have since been cancelled.

We have not generated any revenues to date and have budgeted the need for approximately $1,300,000 of additional funding during the next 12 months for our wholly owned subsidiary, South Marsh, LLC, to participate in the drilling of two wells through the Participation Agreement. There is no assurance that the required exploration capital can be raised.  If we are unable to raise the additional exploration capital for fiscal 2008 we will be restricted in the implementation of the business plan and will not be able to earn interests in the first two of five exploration permits which are the subject of the Participation Agreement.  If this were to happen, the value of our securities would diminish and we may be forced to change our business plan for fiscal 2009 or possibly divest the Participation Rights altogether, which would result in the value of our securities declining in value and/or becoming worthless.  If we raise the exploration capital required to implement our business plan we anticipate incurring net losses until and unless such oil and gas interests generate revenue through the production of oil and gas, of which there can be no assurance.

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

SUMMARY OF THE OFFERING:

Common Stock Offered:	2,741,500 shares by selling stockholders

Common Stock Outstanding Before The Offering:	11,320,500 shares

Common Stock Outstanding After The Offering:	12,741,500 shares (which assumes the exercise of all 1,421,000 shares issuable in connection with the exercise of warrants being registered herein).

Use Of Proceeds:
We will not receive any proceeds from the shares offered by the selling stockholders in this offering, but may receive up to $485,875 in connection with the exercise of warrants previously sold to the selling stockholders as explained in greater detail under "Use of Proceeds."

Offering Price:
The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. We believe that no shares will be sold by the selling shareholders prior to us becoming a publicly traded company, at which time the selling shareholders will sell shares based on the market price of such shares. We are not selling any shares of our common stock, and are only registering the re-sale of shares of common stock previously sold by us.

No Market:
No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

Need for Additional Financing:
We have not generated any revenues to date and anticipate the need for approximately $1,300,000 of additional funding during the next 12 months for South Marsh to earn the interests in two wells through the Participation Agreement, as described in greater detail below, of which there can be no assurance will be raised.  If we are unable to raise the additional funding we will not be able to earn any interests through the Participation Agreement.  If this were to happen, the value of our securities, if any, would likely become worthless and we may be forced to abandon our business plan.  Even assuming we raise the additional capital we require to continue our business operations, we will require substantial fees and expenses associated with this offering, and we anticipate incurring net losses until and unless we are able to earn our oil and gas interests through South Marsh, and until and unless such oil and gas interests generate any commercial oil and gas revenues, of which there can be no assurance.

Address:	595 Howe Street, Suite 323
Vancouver, British Columbia
Canada V6C 2T5

Telephone Number:	(604) 765-3337

SUMMARY FINANCIAL DATA

You should read the summary financial information presented below for the years ending December 31, 2007 and 2006. We derived the summary financial information from our audited financial statements for the years ending December 31, 2007 and 2006, appearing elsewhere in this Prospectus. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.

BALANCE SHEET

	December 31, 2007	December 31, 2006
ASSETS
Current Assets	$4,286	$22,308
Property and Equipment (net of depreciation)	1,480	2,382
Unproved Oil and Gas Properties	50,000	-
Total Assets	$55,766	$24,690

LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities	$7,008	$2,966
Related Party Long-Term Advances	17,536	-
Note Payable to Shareholders	8,264	-
Total Liabilities	32,808	2,966

Total shareholders' equity	22,958	21,724
Total Liabilities and Shareholders’ Equity	$55,766	$24,690

STATEMENT OF EXPENSES

	Year Ended December 31, 2007	Inception ( May 16, 2006) Through December 31, 2006	Inception (May 16, 2006) Through December 31, 2007

Operating expenses:
General & administrative	$73,599	$43,418	$117,017
Depreciation expense	903	327	1,230
Total operating expenses	74,502	43,745	118,247

Operating loss	(74,502)	(43,745)	(118,247)

Interest expense	(264)	-	(264)

Net loss	$(74,766)	$(43,745)	$(118,511)

Basic and diluted net loss per
common share	$(0.01)	$(0.00)

Weighted average common
shares outstanding	10,815,777	10,407,493

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

The Company's business is subject to the following Risk Factors (references to "our," "we," "Velocity" and words of similar meaning in these Risk Factors refer to the Company):

Risks Relating To Our Planned Business Operations

WE WILL NEED ADDITIONAL FINANCING TO CONTINUE OUR BUSINESS PLAN, ACQUIRE, DRILL AND STUDY WELLS, WHICH FINANCING, IF WE ARE UNABLE TO RAISE MAY FORCE US TO SCALE BACK OR ABANDON OUR BUSINESS PLAN.

We raised an aggregate of $61,050 through the sale of 610,500 Units at a price of $0.10 per unit from September 2006 through August 2007, which Units each included one (1) share of common stock; one (1) three (3) year Class A Warrant to purchase one (1) share of our common stock at an exercise price of $0.25 per share; and one (1) three (3) year Class B Warrant to purchase one (1) share of our common stock at an exercise price of $0.50 per share (each a “Unit”).  We have not generated any revenues to date and anticipate the need for approximately $1,300,000 of additional funding during the next 12 months, for South Marsh to earn interests in two wells pursuant to the Participation Agreement, of which there can be no assurance will be raised, which is described in greater detail below under “Pursuant to the terms of our wholly owned subsidiary, South Marsh’s Participation Agreement, South Marsh is required to pay substantial amounts of money to Entek, in order to earn working interests in the interests subject to the Participation Agreement.”

We have not generated any revenues to date and anticipate the need for approximately $1,300,000 of additional funding for South Marsh to earn the interests in the first two exploration concessions that are planned to be drilled during the next 6-9 months, as described above through the Participation Agreement. There is no assurance that exploration capital can be raised.  If we are unable to raise the additional funding we currently require, we will be unable to participate in the drilling operations for the two first concessions and we might loose the right to earn those concessions. Furthermore, pursuant to the terms of the Participation Agreement, we are required to pay our respective costs of any proposed well on a lease-by-lease basis, and if we fail to timely remit such payments or choose not to participate in any particular lease, we will forfeit all rights to earn an interest in such lease, and any and all prior funds paid in connection with such lease.  Moving forward, our sole officer and Director, Frank Jacobs has committed to loaning or investing additional funding to support our operations and pay general business expenses until this registration statement is declared effective and we are able to raise additional funding through the sale of debt and/or equity to enable us to earn our interests pursuant to the Participation Agreement.    Historically, our business operations have consisted of working to raise funds through the sale of Units as described above, working to finalize the Polaris agreement, which has since been cancelled, and working to finalize and enter into the Purchase Agreement with Entek, as well as the drafting, review and preparation of this Registration Statement and amendments thereto.  As such, our business operations to date have been minimal, and until such time as we are able to vest the working interests provided for in the Participation Agreement, we anticipate such business operations remaining that way.

We do not currently have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders; other than the written commitment to provide funding to us until such time as this Registration Statement is declared effective, which was provided to us in January 2008, by Frank Jacobs, our sole officer and Director.  However, we currently anticipate the need for additional funding subsequent to effectiveness of this Registration Statement, both for working capital and to earn our interests through the Participation Agreement.  We do not currently know nor can we estimate the amount of any funding that South Marsh will be required to pay for participation in the other three exploration permits that are the subject of the Participation Agreement in order to earn working interests, but we currently anticipate that such expenses will be substantial, and may be between $500,000 to $1,000,000 per well, which funding the Company does not currently have. These investments are optional to the Company and it is unlikely that any funds will be required in connection with such investments prior to fiscal 2009.  We can provide no assurance that additional financing will be available on favorable terms, if at all. If we are not able to raise the capital necessary to continue our business operations and/or vest the working interests pursuant to the Participation Agreement, we may be forced to abandon or curtail our business plan and/or suspend our exploration activities, if any.

WE CURRENTLY HAVE A LIMITED AMOUNT OF WORKING CAPITAL.

As stated above, we raised $61,050 from September 2006 through August 2007, through sales of units. Additionally, we borrowed $8,000 from a shareholder of the Company in June 2007, pursuant to the sale of a Promissory Note; however, as of December 31, 2007, we had a working capital deficit of $2,722.  We currently anticipate that we will be funded by our sole officer and Director, Frank Jacobs, until such time as this Registration Statement is declared effective, as Mr. Jacobs has committed to us in writing to provide us funding on an as needed basis for general business expenses, but not in connection with our Participation Agreement, until this Registration Statement is declared effective with the Commission.  However, we will need to raise substantial additional capital to continue our business operations and for South Marsh to earn the working interests pursuant to the Participation Agreement in addition to the funds that Mr. Jacobs has agreed to supply us on an ongoing basis.  Moving forward, we may be forced to raise such funds on unfavorable terms, if at all.  Our failure to raise additional capital could diminish the value of our securities and/or cause them to become worthless.

WE RELY HEAVILY ON FRANK A. JACOBS, OUR CHIEF EXECUTIVE OFFICER AND DIRECTOR AND IF HE WERE TO LEAVE, WE COULD FACE SUBSTANTIAL COSTS IN SECURING A SIMILARLY QUALIFIED OFFICER AND DIRECTOR.

Our success depends upon the personal efforts and abilities of Frank A. Jacobs, our Chief Executive Officer and Director. Mr. Jacobs spends approximately 30 hours per week on Company matters.  Our ability to operate and implement our exploration activities is heavily dependent on the continued service of Mr. Jacobs and will depend on our ability to attract qualified contractors and consultants on an as-needed basis.   Additionally, Mr. Jacobs has agreed to provide us funding for working capital and expenses associated with this Registration Statement, until this Registration Statement is declared effective by the SEC.

We anticipate facing continued competition for such contractors and consultants, and may face competition for the services of Mr. Jacobs in the future. We do not have any employment contract with Mr. Jacobs, nor do we currently have any key man insurance on Mr. Jacobs. Mr. Jacobs is our driving force and is responsible for maintaining our relationships and operations. We cannot be certain that we will be able to retain Mr. Jacobs and/or attract and retain contractors and consultants in the future. If we were to lose the services of Mr. Jacobs, it is unlikely that Mr. Jacobs would continue to fund the Company, and we would likely be required to raise additional funding from alternative sources, which may not be available on favorable terms, if at all.  The loss of Mr. Jacobs and/or our inability to attract and retain qualified contractors and consultants on an as-needed basis could have a material adverse effect on our business and operations.

BECAUSE OF THE SPECULATIVE NATURE OF OIL AND GAS EXPLORATION, THERE IS SUBSTANTIAL RISK THAT WE WILL NOT FIND ANY COMMERCIALLY EXPLOITABLE OIL OR GAS AND THAT OUR BUSINESS WILL FAIL.

The search for commercial quantities of oil as a business is extremely risky. We cannot provide investors with any assurance that will be able to obtain properties in the future and/or that any properties we obtain will contain commercially exploitable quantities of oil and/or gas.  Future exploration expenditures made by us, if any, may not result in the discovery of commercial quantities of oil and/or gas in any future properties we may acquire the rights to, and problems such as unusual or unexpected formations and other conditions involved in oil and gas exploration often result in unsuccessful exploration efforts. If we are unable to find commercially exploitable quantities of oil and gas, in any properties we may acquire in the future, and/or we are unable to commercially extract such quantities we may find in any properties we may acquire in the future, we may be forced to abandon or curtail our business plan, and as a result, any investment in us may become worthless.

BECAUSE OF THE INHERENT DANGERS INVOLVED IN OIL AND GAS EXPLORATION, THERE IS A RISK THAT WE MAY INCUR LIABILITY OR DAMAGES AS WE CONDUCT OUR BUSINESS OPERATIONS, WHICH COULD FORCE US TO EXPEND A SUBSTANTIAL AMOUNT OF MONEY IN CONNECTION WITH LITIGATION AND/OR A SETTLEMENT.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us in the future. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for the purchase of properties and/or property interests, exploration, development or acquisitions or result in the loss of our properties and/or force us to expend substantial monies in connection with litigation or settlements. As such, there can be no assurance that any insurance obtained by us in the future will be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations, which could lead to any investment in us becoming worthless.

WE REQUIRE SUBSTANTIAL ADDITIONAL FINANCING TO PURCHASE PROPERTIES AND BEGIN OUR EXPLORATION AND DRILLING ACTIVITIES, WHICH FINANCING IS OFTEN HEAVILY DEPENDENT ON THE CURRENT MARKET PRICE FOR OIL AND GAS, WHICH WE ARE UNABLE TO PREDICT.

Our growth and continued operations could be impaired by limitations on our access to capital markets. If the market for oil and/or gas were to weaken for an extended period of time, our ability to raise capital would be substantially reduced. There can be no assurance that capital from outside sources will be available, or that if such financing is available, that it will not involve issuing securities senior to the common stock or equity financings which will be dilutive to holders of common stock. Such issuances, if made, would likely cause a decrease in the value of our common stock.

We raised an aggregate of $61,050 through the sale of 610,500 units at a price of $0.10 per Unit from September 2006 through August 2007, which units each included one (1) share of common stock, one (1) three (3) year Class A Warrant to purchase one (1) share of our common stock at an exercise price of $0.25 per share, and one (1) three (3) year Class B Warrant to purchase one (1) share of our common stock at an exercise price of $0.50 per share.  We anticipate the need for approximately $1,400,000 in additional funding to continue our business operations for the next twelve months (approximately $100,000) and for South Marsh to earn a working interest in the leases described above under “Purchase and Sale Agreement with Entek,”(approximately $1,300,000) which there can be no assurance we will be able to raise.

PURSUANT TO THE TERMS OF OUR WHOLLY OWNED SUBSIDIARY, SOUTH MARSH’S PARTICIPATION AGREEMENT, SOUTH MARSH IS REQUIRED TO PAY SUBSTANTIAL AMOUNTS OF MONEY TO ENTEK, IN ORDER TO EARN WORKING INTERESTS IN THE INTERESTS SUBJECT TO THE PARTICIPATION AGREEMENT

In November 2007, we entered into a Purchase and Sale Agreement with Entek USA Inc. (the “Purchase Agreement” and “Entek”) pursuant to which we purchased all of the outstanding membership interests in South Marsh LLC, a Delaware limited liability company (“South Marsh”).  Through the Purchase Agreement, we obtained all of the interests in oil and gas leases held by South Marsh pursuant to an Amended and Restated Participation Agreement, dated December 8, 2006, by and between, South Marsh, Ridgelake Energy, Inc., a Louisiana corporation, and GulfX, LLC, a Delaware limited liability company (the “Participation Agreement”).  Pursuant to the terms of this participation agreement, South Marsh acquired the right to earn (a) a 10% working interest in Block 79, Viosca Knoll Area covering 5,760 acres of submerged lands within the Outer Continental Shelf, (b) a 10% working interest in Block A 307, High Island Area, covering 5,760 acres of submerged lands within the Outer Continental Shelf, (c) a 10% working interest in the Block 317, Vermillion Area, covering 5,000 acres of submerged lands within the Outer Continental Shelf, (d) 11.25% interest in Block 138, South Marsh Island Area, covering 5,000 acres of submerged lands within the Outer Continental Shelf, and (e) a 15% interest in Block 152, South Marsh Island Area, covering 2,500 acres of submerged lands within the Outer Continental Shelf, of the Gulf of Mexico, by Texas and Louisiana.  In consideration for the sale and assignment of the membership interests, we granted Entek a production payment equal to 50% of the net proceeds attributable to South Marsh’s interest in the subject leases, until such time as Entek has received a total of $1,072,258.22.

We currently anticipate the need for approximately $1,300,000 of additional funding for South Marsh to earn the interests in the first two wells that are planned to be drilled on such leases (one on the Viosca Knoll 79 interest and one on the South Marsh Island Area Block 152 interest) during the next six to nine months, as described above through the Participation Agreement, of which there can be no assurance will be raised.  If we are unable to raise the additional funding we will not be able to earn any interests through the Participation Agreement.  Furthermore, pursuant to the terms of the Participation Agreement, we are required to pay our respective costs of any proposed well on a lease-by-lease basis, and if we fail to timely remit such payments or choose not to participate in any particular lease, we will forfeit all rights to earn an interest in such lease, and any and all prior funds paid in connection with such lease.  Moving forward, we anticipate our sole officer and Director, Frank Jacobs loaning us additional funding to support our operations until this registration statement is declared effective and we are able to raise additional funding through the sale of debt and/or equity to enable us to vest our interests pursuant to the Participation Agreement, and until such time as we generate sufficient revenues through our oil and gas operations, if ever.  We do not currently know nor can we estimate the amount of any funding that South Marsh will be required to pay in order to vest working interests in any additional wells pursuant to the Participation Agreement, but currently anticipate that such expenses will be substantial, and may be between $500,000 to $1,000,000 per well, which funding the Company does not currently have.

We anticipate spending our cash on hand for the next three months solely on expenses associated with this Registration Statement, including legal and accounting fees associated with responding to the Commission’s comments to this registration statement and in preparation of amendments to this registration statement, as well as general business expenses, including our $575 per month office space lease.  We plan to keep our expenses at a minimum until such time as we can raise additional capital.  We anticipate raising additional funds prior to such date through the sale of debt and/or equity after such time as have gained effectiveness of this Registration Statement and have obtained quotation for our common stock on the Over-The-Counter Bulletin Board, of which there can be no assurance.  We anticipate that, in the event we need additional funding prior to the effectiveness date of this Registration Statement, and/or in the event we are unable to raise funds through the sale of debt or equity after the effectiveness of this Registration Statement, that our sole officer and Director, Frank Jacobs will loan us additional funds until such time as we are able to raise the funds we will require to pay our portion of the expenses associated with the South Marsh leases and/or are able to generate revenues sufficient to support our operations, if ever..

In the event that we are not able to raise sufficient capital to vest the working interests pursuant to the Participation Agreement, and/or raise additional funds to continue our business operations, the value of our securities, if any, would likely become worthless and we may be forced to abandon our business plan.  Even assuming we raise the additional capital we will require to continue our business operations, we will require substantial fees and expenses associated with this offering, and we anticipate incurring net losses until and unless we are able to earn our oil and gas interests through South Marsh, and until and unless such oil and gas interests generate any commercial oil and gas revenues, of which there can be no assurance.

THE MARKET FOR OIL AND GAS IS INTENSELY COMPETITIVE, AND AS SUCH, COMPETITIVE PRESSURES COULD FORCE US TO ABANDON OR CURTAIL OUR BUSINESS PLAN.

The market for oil and gas exploration services is highly competitive, and we only expect competition to intensify in the future. Numerous well-established companies are focusing significant resources on exploration and are currently competing with us for oil and gas opportunities. Additionally, there are numerous companies focusing their resources on creating fuels and/or materials which serve the same purpose as oil and gas, but are manufactured from renewable resources. As a result, there can be no assurance that we will be able to compete successfully or that competitive pressures will not adversely affect our business, results of operations and financial condition. If we are not able to successfully compete in the marketplace, we could be forced to curtail or even abandon our current business plan, which could cause any investment in us to become worthless.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH, WHICH COULD LEAD TO OUR INABILITY TO IMPLEMENT OUR BUSINESS PLAN.

Our growth is expected to place a significant strain on our managerial, operational and financial resources, especially considering that we currently only have one Director and one executive officer. Further, as we enter into contracts, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth. There can be no assurance that our systems, procedures and/or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to abandon or curtail our business plan and operations.

THE PRICE OF OIL AND NATURAL GAS HAS HISTORICALLY BEEN VOLATILE AND IF IT WERE TO DECREASE SUBSTANTIALLY, OUR PROJECTIONS, BUDGETS, AND REVENUES, IF ANY, WOULD BE ADVERSELY EFFECTED, AND WE WOULD LIKELY BE FORCED TO MAKE MAJOR CHANGES IN OUR BUSINESS PLAN.

Our future financial condition, results of operations, if any, and the carrying value of our future oil and natural gas properties, if any, depend primarily upon the prices we will receive for our oil and natural gas production, if any in the future. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future, especially given current world geopolitical conditions. Our cash flows from operations will be highly dependent on the prices that we receive for any oil and natural gas we may produce in the future. This price volatility also affects the amount of our cash flows available for capital expenditures and our ability to borrow money or raise additional capital. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control. These factors include:

o the level of consumer demand for oil and natural gas;

o the domestic and foreign supply of oil and natural gas;

o the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls;

o the price of foreign oil and natural gas;

o domestic governmental regulations and taxes;

o the price and availability of alternative fuel sources;

o weather conditions;

o market uncertainty due to political conditions in oil and natural gas producing regions, including the Middle East; and

o worldwide economic conditions.

These factors as well as the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce our revenue due to the sale of oil and gas, if any, but could reduce the amount of oil and natural gas that we can produce economically, if any, and, as a result, could have a material adverse effect upon our financial condition, results of operations, oil and natural gas reserves and the carrying values of our future oil and natural gas properties, if any. If the oil and natural gas industry experiences significant price declines, we may be unable to make planned expenditures, among other things. If this were to happen, we may be forced to abandon or curtail our business operations, which would cause the value of an investment in us to decline in value, or become worthless.

OUR FUTURE ESTIMATES OF RESERVES, IF ANY, COULD HAVE FLAWS, OR MAY NOT ULTIMATELY TURN OUT TO BE CORRECT OR COMMERCIALLY EXTRACTABLE AND AS A RESULT, OUR FUTURE REVENUES AND PROJECTIONS, IF ANY, COULD BE INCORRECT.

Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Our actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves in connection with any future oil and gas properties we may acquire in the future, if any, may vary substantially from estimates prepared by petroleum engineers.  Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of our future net revenues and the present value thereof, in connection with any future properties we may acquire, if any, will be based on assumptions derived in part from historical price and cost information, which may not reflect current and future values, and/or other assumptions which may be made by us that only represent our best estimates. If these estimates of quantities, prices and costs prove inaccurate, we may be unsuccessful in obtaining any oil and gas reserves. Additionally, if declines in and instability of oil and gas prices occur, then write downs in the capitalized costs associated with any oil and gas assets we may acquire in the future may be required. If our future reserve estimates, associated with any properties we may acquire in the future are found to be incorrect, the value of our common stock could decrease and we may be forced to write down the capitalized costs of such oil and gas properties, if any.

OUR FUTURE OPERATIONS WILL BE HEAVILY DEPENDENT ON ENVIRONMENTAL REGULATIONS, WHICH WE ARE UNABLE TO PREDICT, AND WHICH MAY CHANGE IN THE FUTURE, CAUSING US TO EXPEND SUBSTANTIAL ADDITIONAL CAPITAL.

Public interest in the protection of the environment has increased dramatically in recent years. Our future planned oil and natural gas production operations and our future planned processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials are subject to stringent regulation. We could incur significant costs, including cleanup costs resulting from a release of hazardous material, third-party claims for property damage and personal injuries fines and sanctions, as a result of any violations or liabilities under environmental or other laws. Changes in or more stringent enforcement of environmental laws could force us to expend additional operating costs and capital expenditures to stay in compliance than we currently anticipate needing to expend, and could consequently force us to curtail or abandon our business operations.

Various federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, directly impact oil and gas exploration, development and production operations, and consequently may impact our future operations and costs. These regulations include, among others, (i) regulations by the Environmental Protection Agency and various state agencies regarding approved methods of disposal for certain hazardous and non-hazardous wastes; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, Federal Resource Conservation and Recovery Act and analogous state laws which regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination), and remedial plugging operations to prevent future contamination; (iii) the Clean Air Act and comparable state and local requirements which may result in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations; (iv) the Oil Pollution Act of 1990 which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the Resource Conservation and Recovery Act which is the principal federal statute governing the treatment, storage and disposal of hazardous wastes; and (vi) state regulations and statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material.

Management believes that we are in substantial compliance with applicable environmental laws and regulations. To date, we have not expended any material amounts to comply with such regulations, and management does not currently anticipate that future compliance will have a materially adverse effect on our consolidated financial position, results of operations or cash flows. However, if we are deemed to not be in compliance with applicable environmental laws, we could be forced to expend substantial amounts to be in compliance, which would have a materially adverse effect on our financial condition. If this were to happen, any investment in us could be lost.

THERE IS UNCERTAINTY AS TO YOUR ABILITY TO ENFORCE CIVIL LIABILITIES BOTH IN AND OUTSIDE OF THE UNITED STATES DUE TO THE FACT THAT OUR OFFICE SPACE AND SOLE OFFICER AND DIRECTOR ARE NOT LOCATED IN THE UNITED STATES.

Our office space and sole officer and Director are located in Canada. As such, shareholders may have difficulty enforcing judgments based upon the civil liability provisions of the securities laws of the Unites States or any state thereof, both in and outside of the United States.

Risks Relating To The Company's Securities

WE MAY HAVE POTENTIAL LIABILITY FOR SHARES OF COMMON STOCK WHICH MAY HAVE BEEN SOLD IN VIOLATION OF FEDERAL AND/OR STATE SECURITIES LAWS.

An aggregate of 115,000 shares of common stock and 230,000 warrants to purchase shares of our common stock were sold by us in September 2006 through August 2007 to seven (7) non-accredited investors and one (1) accredited investor.  Those shares and warrants were not registered under federal or state securities laws, and exemptions from registration provided by these securities laws may not have been available or may not have been perfected due to that fact that such investors who purchased our shares were not provided audited financial statements, risk factors, or a description of our business history and results of operations, with the result that we may be deemed to have violated the registration requirements of these securities laws with respect to the offer and sale of the shares of common stock. In July and August 2007, we offered rescission to such investors, and provided each investor pursuant to applicable state laws, at least thirty (30) days to decide whether to accept or reject the rescission offer. All but one of the investors elected to reject the rescission offer and reaffirm their purchases, and we subsequently returned the rescinding investor’s subscription fee of $200 and cancelled such investor’s 2,000 shares and warrants. In connection with the rescission offer, we provided every non-accredited and accredited shareholder, who we believed that at that time may not have been provided full disclosure documents in connection with the purchase of our shares, audited financial statements, risk factors and business information similar to what information is included in this Prospectus. Although all but one of the investors elected to reject rescission, certain state securities laws do not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of securities that was not registered under the relevant securities laws as required. As a result, we may continue to be potentially liable under certain securities laws for such sales of common stock even after completing our rescission offer. We anticipate that such liability in aggregate would not exceed the total price of the remaining 113,000 purchased Units, or $11,300.

WE DO NOT CURRENTLY HAVE A PUBLIC MARKET FOR OUR SECURITIES. IF THERE IS A MARKET FOR OUR SECURITIES IN THE FUTURE, SUCH MARKET MAY BE VOLATILE AND ILLIQUID.

There is currently no public market for our common stock. In the future, we hope to quote our securities on the OTC Bulletin Board. However, we can make no assurances that there will be a public market for our common stock in the future. If there is a market for our common stock in the future, we anticipate that such market would be illiquid and would be subject to wide fluctuations in response to several factors, including, but not limited to:

(1) actual or anticipated variations in our results of operations;

(2) our ability or inability to generate new revenues;

(3) increased competition;

(4) conditions and trends in oil and gas industry; and

(5) the market for oil and gas.

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

OUR AUDITORS HAVE EXPRESSED A CONCERN ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our auditors, in our audited financial statements expressed a concern about our ability to continue as a going concern. We had an accumulated deficit of $118,511 as of December 31, 2007, and have not generated any revenues to date. These factors raise substantial doubt as to whether we will be able to continue as a going concern. The attached financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NEVADA LAW AND OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE SHARES OF PREFERRED STOCK, WHICH SHARES MAY HAVE RIGHTS AND PREFERENCES GREATER THAN OUR CURRENTLY OUTSTANDING COMMON STOCK.

Pursuant to our Articles of Incorporation, we have 100,000,000 shares of common stock and 10,000,000 shares of preferred stock authorized. As of March 14, 2008 , we had 11,320,500 shares of common stock issued and outstanding and - 0 - shares of preferred stock issued and outstanding. As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without shareholder approval, which if issued would cause substantial dilution to our then shareholders. Additionally, shares of preferred stock may be issued by our Board of Directors without shareholder approval with voting powers, and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors. As a result, shares of preferred stock may be issued by our Board of Directors which cause the holders to have super majority voting power over our shares, provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock shareholders and/or have other rights and preferences greater than those of our common stock shareholders. Investors should keep in mind that the Board of Directors has the authority to issue additional shares of common stock and preferred stock, which could cause substantial dilution to our existing shareholders. Additionally, the dilutive effect of any preferred stock, which we may issue may be exacerbated given the fact that such preferred stock may have super majority voting rights and/or other rights or preferences which could provide the preferred shareholders with voting control over us subsequent to this offering and/or provide those holders the power to prevent or cause a change in control. As a result, the issuance of shares of common stock and/or preferred stock may cause the value of our securities to decrease and/or become worthless.

FRANK A. JACOBS, OUR CHIEF EXECUTIVE OFFICER AND DIRECTOR BENEFICIALLY OWNS AN AGGREGATE OF 89% OF OUR COMMON STOCK AND CAN EXERCISE CONTROL OVER CORPORATE DECISIONS INCLUDING THE APPOINTMENT OF NEW DIRECTORS.

Frank A. Jacobs, our Chief Executive Officer and Director beneficially owns an aggregate of 10,180,000 shares or approximately 89% of our outstanding common stock (assuming the issuance of shares of common stock in connection with the exercise of certain warrants which he beneficially owns). Accordingly, Mr. Jacobs will exercise control in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investors who purchase shares will be minority shareholders and as such will have little to no say in the direction of the Company and the election of Directors. Additionally, it will be difficult if not impossible for investors to remove Mr. Jacobs as a Director of the Company, which will mean he will remain in control of who serves as officers of the Company as well as whether any changes are made in the Board of Directors. As a potential investor in the Company, you should keep in mind that even if you own shares of the Company's common stock and wish to vote them at annual or special shareholder meetings, your shares will likely have little effect on the outcome of corporate decisions.

IF OUR COMMON STOCK IS NOT APPROVED FOR QUOTATION ON THE OVER-THE-COUNTER BULLETIN BOARD, OUR COMMON STOCK MAY NOT BE PUBLICLY TRADED, WHICH COULD MAKE IT DIFFICULT TO SELL SHARES OF OUR COMMON STOCK AND/OR CAUSE THE VALUE OF OUR COMMON STOCK TO DECLINE IN VALUE.

In order to have our common stock quoted on the OTCBB, which is our current plan, we will need to first clear our outstanding comments with the Securities and Exchange Commission; then engage a market maker, who will file a Form 15c2-11 with the Financial Industry Regulatory Authority ("FINRA"); and clear FINRA comments to obtain a trading symbol on the OTCBB. Assuming we clear SEC comments and assuming we clear FINRA comments, of which we can provide no assurances, we anticipate receiving a trading symbol and having our shares of common stock quoted on the OTCBB in approximately one (1) to two (2) months after the effectiveness of this Registration Statement. In the event we are unable to have this Registration Statement declared effective by the SEC or our Form 15c2-11 is not approved by the FINRA, we plan to file a 15c2-11 to quote our shares of common stock on the Pink Sheets. If we are not cleared to have our securities quoted on the OTCBB and/or in the event we fail to obtain effectiveness of this Registration Statement, and are not cleared for trading on the Pink Sheets, there will be no public market for our common stock and it could be difficult for our then shareholders to sell shares of common stock which they own. As a result, the value of our common stock will likely be less than it would otherwise due to the difficulty shareholders will have in selling their shares. If we are unable to obtain clearance to quote our securities on the OTCBB and/or the Pink Sheets, it will be difficult for us to raise capital and we could be forced to curtail or abandon our business operations, and as a result, the value of our common stock could become worthless.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS.

Assuming our common stock is listed on the OTC Bulletin Board, it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the selling shareholders shares of commons stock registered herein.

USE OF PROCEEDS FROM THE EXERCISE OF WARRANTS

A total of 610,500 shares of common stock are being registered herein in connection with the exercise of warrants at an exercise price of $0.25 per share, a total of 610,500 shares of common stock are being registered herein in connection with the exercise of warrants at an exercise price of $0.50 per share, and a total of 200,000 shares of common stock are being registered herein in connection with the exercise of warrants at an exercise price of $0.10 per share.  While the Company is not receiving any proceeds in connection with the sale of the shares which are issuable in connection with the exercise of these warrants, if exercised in full, the warrants would provide the Company an aggregate of $477,875 in funding (the “Warrants”).  Assuming the full exercise of the Warrants, one-half of the Warrants are exercised and only 1/3 of the Warrants are exercised; the Company will spend those funds on the following items:

Use of Funds	Assuming approximately 1/3 of the Warrants are exercised and a total of $159,292 is received	Assuming approximately 1/2 of the Warrants are exercised and a total of $238,938 is received	Assuming all of the Warrants are exercised and a total of $477,875 is received.
Exploration Expenses	$60,000	$140,000	$380,000

Working Capital	$99,292	$98,938	$97,875
Totals	$159,292	$238,938	$477,875

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our outstanding shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of our director and executive officer. There are no other persons who can be classified as a promoter or controlling person of us. Our officer and director is as follows:

Name	Age	Position

Frank A. Jacobs	55	Chief Executive Officer, President,
		Treasurer and Director

Frank A. Jacobs

Mr. Jacobs has served as our Chief Executive Officer, President, Treasurer and Director since May 2006. Additionally, since November 2007, Mr. Jacobs has served as the sole officer and Director of South Marsh LLC, our wholly owned Delaware subsidiary.  Since October 2007, Mr. Jacobs has served as President and as a Director of Fibre-Crown Manufacturing Inc. a Canadian public company listed on the TSXV Exchange (FBRH:TSXV). From January 2005 to June 2007, Mr. Jacobs served as a Director of Texhoma Energy, Inc. (THXE:OTCBB, “Texhoma”).  From January 2005 to June 2006, and from May 2007 to June 2007, Mr. Jacobs held the position of Chief Executive Officer and President of Texhoma. From January 2005 until February 2007, Mr. Jacobs served as Executive Chairman of Texhoma.  From August 2003 until May 2005, Mr. Jacobs was employed by International PetroReal Oil Corporation as a Director and as President and Chief Operating Officer.  From January 2003 until July 2004 Mr. Jacobs was employed by Loumic Exploration Inc. (formerly International Loumic Resources Ltd.) as a Director, and as President and Chief Executive Officer.  From May 2002 until November 2002, Mr. Jacobs was employed by Durum Consolidated Energy Corporation as a Director, and as President and Chief Executive Officer.

Mr. Jacobs obtained his Bachelors degree from the Higher Technical College Breda in the Netherlands in 1976 in Chemical Engineering and his Masters from the University of Calgary in Chemical Engineering in 1978.  Mr. Jacobs spends approximately 30 hours per week on Company matters.

Additionally, Terje Reiersen previously served as a Director and as Secretary of the Company from August 2006 to July 2007; however, Mr. Reiersen no longer holds any position with the Company.

Our Director and any additional Directors we may appoint in the future are elected annually and will hold office until our next annual meeting of the shareholders and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. Our officers and Directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to own directly or beneficially more than a 5% of the outstanding common stock (as determined in accordance with Rule 13d-3 under the Exchange Act) as of March 14, 2008 and by our officer and director, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent
Frank A. Jacobs CEO, CFO, Treasurer, and Director 595 Howe Street, Suite 323 Vancouver, British Columbia, Canada V6 C 2T5	10,180,000(2)	89%(3)
All officers and Directors as a group one (1 person)	10,180,000(2)	89%(3)

(1) The number of shares of common stock owned are those "beneficially owned" as determined under the rules of the Commission, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right.

(2) Includes 10,000,000 shares of common stock personally owned by Mr. Jacobs; 10,000 shares of common stock, 10,000 Class A Warrants and 10,000 Class B Warrants held by his wife, which he is deemed to beneficially own; and 50,000 shares of common stock, 50,000 Class A Warrants and 50,000 Class B Warrants held by Jacobs Oil and Gas, Ltd., formerly 670301, Ltd., a British Columbia corporation which he controls and which shares he is therefore deemed to beneficially own.

(3) Based on 11,440,500 shares of common stock outstanding assuming the exercise of all warrants Mr. Jacobs beneficially owns.

INTEREST OF NAMED EXPERTS AND COUNSEL

This Form S-1 Registration Statement was prepared by our counsel, The Loev Law Firm, PC.  David M. Loev, the manager of The Loev Law Firm, PC, beneficially owns 197,500 shares of our common stock and warrants to purchase 200,000 shares of our common stock at any exercise price of $0.10 per share (the “Loev Securities”), as described in greater detail under “Certain Relationships and Related Transactions,” below.  Neither Mr. Loev nor The Loev Law Firm, PC holds any other interest in the Company other than the Loev Securities.

EXPERTS

The financial statements of the Company as of December 31, 2007 and 2006, included in this Prospectus have been audited by Malone & Bailey, PC, our independent auditors, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes and our Articles of Incorporation allow us to indemnify our officers and directors from certain liabilities and our Bylaws state that we shall indemnify every (i) present or former Director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an "Indemnitee").

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Other than in the limited situation described above, our Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

History

We were formed as a Nevada corporation on May 16, 2006.  We have 110,000,000 shares of authorized stock, consisting of 100,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value.  We are an exploration stage company with limited operations, which has not generated any revenues to date, and does not anticipate being able to generate revenues until we can raise substantial additional capital.

We are currently focused on seeking out and purchasing producing and/or non-producing non-operated oil and gas properties in the gulf coast region of Louisiana and Texas.  We hope that through these anticipated purchases, we will be able to generate oil and gas production and continue to grow our operations through subsequent purchases, of which there can be no assurance.

Initially, we intend to seek out low risk, high return investments and development activities in the gulf coast region.  While we currently have a tentative list of potential acquisitions, including the Polaris Leases, described below, we will need to raise substantial additional capital either though the sale of debt or equity securities or by entering into joint ventures with more established oil and gas companies and/or institutional investors in the future to obtain the necessary funds we will require to purchase our initial oil and gas interests and move forward with our business plan.

MATERIAL EVENTS:

On June 1, 2007, we issued Capersia Pte. Ltd. (“Capersia”), a shareholder of the Company an $8,000 Promissory Note to evidence an $8,000 loan we received from Capersia (the “Note”).  The Note has an effective date of June 13, 2007, and bears interest at the rate of 6% per annum until paid in full.  The Note is payable on demand with one year and one day prior written notice, and any amounts not paid when due accrue interest at the rate of 15% per annum.  Capersia has the right at any time prior to the date such Note is repaid to convert any or all of the outstanding principal amount of the Note into shares of the Company’s common stock at a conversion price of $0.10 per share.  If converted in full, the $8,000 Note (not including any accrued and unpaid interest) would convert into 80,000 shares of our common stock.

Acquisition & Participation Agreement with Polaris

In August 2007, we entered into an Acquisition & Participation Agreement with Polaris Holdings, Inc. (the “Participation Agreement” and “Polaris”) pursuant to which we obtained the rights to purchase (a) a 10% working interest in 80 acres of land in the Manvel Field, Davis No. 1 Well in Brazoria County, Texas, subject to an existing overriding royalty interest equal to 25% of 8/8th and a 25% working interest after the payout of the Davis No. 1 well on the land; and (b) a 10% working interest in 160 acres of land in the Sandy Point Field, Express No. 1 Fite Well, in Brazoria County, Texas, subject to an existing overriding royalty interest equal to 25% of 8/8th, and a one-eighth of eight-eighths (12.50% of 8/8th) working interest (the “Leases”), funding permitting.

We issued Polaris 4,000,000 shares of common stock and were required to pay Polaris $20,000 prior to September 1, 2007, which date was extended until October 1, 2007, pursuant to a Letter Amendment to the Participation Agreement, and an additional $40,000 on or before January 1, 2008, to earn the interest in the Leases.  We did not make the required October 1, 2007 payment as Polaris never provided us sufficient information regarding the Leases to allow us to conduct due diligence.  We cancelled the Participation Agreement on October 10, 2007, and cancelled the shares of common stock previously issued to Polaris in connection with such Participation Agreement shortly thereafter.

Purchase and Sale Agreement with Entek

In November 2007, we entered into a Purchase and Sale Agreement with Entek USA Inc. (the “Purchase Agreement” and “Entek”) and an Assignment of Membership Interests (the “Assignment”), pursuant to which we purchased all of the outstanding membership interests in South Marsh LLC, a Delaware limited liability company (“South Marsh”).  One of the Directors of Entek is Russell Brimage, who is a shareholder of the Company and one of the Selling Shareholders whose shares are being registered on this Registration Statement.  Through the Purchase Agreement, we obtained all of the interests in oil and gas leases acquired by South Marsh pursuant to an Amended and Restated Participation Agreement, dated December 8, 2006, by and between, South Marsh, Ridgelake Energy, Inc., a Louisiana corporation (“Ridgelake”), and GulfX, LLC, a Delaware limited liability company, which was later amended by an Amended and Restated Participation Agreement entered into in September 2007 (the “Participation Agreement”).  Pursuant to the terms of this participation agreement, South Marsh acquired the right to earn (a) a 10% working interest in Block 79, Viosca Knoll Area covering approximately 5,760 acres of submerged lands within the Outer Continental Shelf (“VK 79”); (b) a 10% working interest in Block A 307, High Island Area, covering approximately 5,760 acres of submerged lands within the Outer Continental Shelf (“HI A 307”); (c) a 10% working interest in the Block 317, Vermillion Area, covering approximately 5,000 acres of submerged lands within the Outer Continental Shelf (“VM 317”); (d) a 11.25% working interest in Block 138, South Marsh Island Area, covering approximately 5,000 acres of submerged lands within the Outer Continental Shelf (“SMI 138”); and (e) a 15% working interest in Block 152, South Marsh Island Area, covering approximately 2,500 acres of submerged lands within the Outer Continental Shelf (“SMI 152”).  All of the leases are located in the Gulf of Mexico, off the coast of Texas and Louisiana.  The effective date of the Purchase Agreement is November 8, 2007.

In connection with the Purchase Agreement, all of the officers and Directors of South Marsh resigned, and Frank Jacobs, our sole officer and Director was appointed as the sole officer and Director of South Marsh.

In consideration for the sale and assignment of the membership interests, we granted Entek a production payment (the “Production Payment”) in and to all oil, gas or mineral production attributable to the interests purchased equal to 50% of the Net Proceeds (as defined below) of such production attributable to South Marsh’s interest in the subject leases (or which South Marsh shall acquire within five years from the date of the Purchase Agreement), until such time as Entek has received a total of $1,072,258.22.  “Net Proceeds” are defined in the Assignment of Production Payment, which evidences the grant of the Production Payment, as any and all production of oil, gas or minerals, free of all exploration, development and operating costs, but subject to (i) applicable taxes measured by production or value, including gross production, severance and other taxes, and (ii) all presently valid and subsisting royalties and other burdens on production which are of record and burden on the interests purchased as of the date of the Assignment of Production Payment.

The Production Payment is a non-recourse obligation of the Company, payable solely out of proceeds from production of the leases which South Marsh has the right to participate in, as described above.  However, if prior to receiving an assignment of a lease from Ridgelake, South Marsh assigns its rights under the Participation Agreement to a third party, South Marsh will pay Entek its sunk costs in the leases, which total an aggregate of $878,987.56.

In order for South Marsh to acquire the working interests pursuant to the Participation Agreement, South Marsh was required to make certain payments to Ridgelake representing its respective “Cost Share” (as defined below) of the various leases, which totaled approximately  $1,072,258 as of the date of the Purchase Agreement, which funds were previously paid by South Marsh in connection with the Participation Agreement.  South Marsh is also responsible for paying Ridgelake for its respective costs and expenses expended by Ridgelake in maintenance and development of the leases, and its respective cost of conducting the interest earning operations on each lease, based on the Cost Share (collectively the “Lease Expenses”).  South Marsh’s “Cost Share” on each of the leases is as follows:

Lease	Cost Share
VK 79	13.34%
HI A 307	13.34%
VM 317	13.34%
SMI 138	15.00%
SMI 152	20.00%

South Marsh’s failure to pay the required Lease Expenses when due will result in the immediate termination of the Participation Agreement, and if that were to occur, South Marsh would not earn any interest in the leases described above.  Additionally, South Marsh has no obligation to participate in any certain leases, although in the event it does not participate, it will forfeit its right to earn any interest in such leases.  Additionally, each working interest is subject to a proportional share of royalties and overriding royalties applicable to such leases.

In the event any wells are drilled on the leases, South Marsh and Ridgelake have agreed to enter into a Joint Venture agreement in connection with such wells, and that Ridgelake shall serve as the operator of any such wells and leases.  South Marsh has not earned any working interests in any of the leases to date.

Moving forward it is currently anticipated that Ridgelake will propose to drill two wells in fiscal 2008, one well on the VK 79 lease, estimated to cost approximately $4.5 million in total (of which South Marsh’s required payment would be $525,000) and one on the SMI 152 lease, estimated to cost approximately $6 million (of which South Marsh’s required payment would be $800,000).    These estimates are subject to change however, based on the actual drilling costs of such wells, and as such, the estimates above may be higher or lower than the actual amounts South Marsh is actually required to pay.  The drilling costs associated with wells on the other leases have not been determined yet; however, the Company anticipates such costs being in the order of $500,000 to $1,000,000 per well.

Additionally, South Marsh will be responsible for its share of ongoing lease expenses even assuming the successful completion of one or both of the currently proposed wells above.  The estimated lease expenses for each well, assuming such well produce, which will be required to be paid by the Company will be approximately $80,000 per month; however, in the even any of the wells produce, it is anticipated that the revenue such wells will generate will be in excess of any lease operating expenses, and as a result, such expenses will be able to be paid by the Company with funds it receives in revenue from the well.

South Marsh does not currently anticipate being required to make any payments to Ridgelake in connection with the two proposed wells until May or June 2008, funding permitting, nor does it believe that it will cease its business operations if it is unable to raise capital by such time.  The Company does not currently have any anticipated funding available for the May or June 2008 payments to Ridgelake, as the Company’s sole officer and Director, Frank Jacobs has only committed funding for our general business expenses until such time as our Registration Statement is declared effective, and in connection with fees and costs associated with our planned quotation on the Over-The-Counter Bulletin Board, and not to participate in exploration activity through South Marsh.  In the event South Marsh is unable to make the required payments to Ridgelake in connection with the proposed wells described above, South Marsh will not be able to participate in the wells, and the Company will not earn any revenue from such wells, even if they are successful.  The Company does not believe however that its failure to earn an interest in the currently planned Ridgelake wells will prevent it from earning an interest in any other Ridgelake wells pursuant to the Participation Agreement, funding permitting, and/or that the Company will cease its business operations if such interests are not earned.  However, pursuant to the terms of the Participation Agreement, we are required to pay our respective costs of any proposed well on a lease-by-lease basis, and if we fail to timely remit such payments or choose not to participate in any particular lease, we will forfeit all rights to earn an interest in such lease, and any and all prior funds paid in connection with such lease.

We also issued Sterling Grant Capital, Inc. 500,000 shares of our common stock as a finder’s fee in connection with the South Marsh transaction.

We have not paid any consideration to date, including cash and/or securities, to Entek in connection with Purchase Agreement, other than 500,000 shares of our common stock issued to Sterling Grant Capital, Inc.

As a result of the Purchase Agreement and the Assignment, South Marsh became a wholly owned subsidiary of the Company.

In January 2008, Frank A. Jacobs, our sole officer and Director, agreed in writing to provide us funding, including paying for our expenses associated with this Registration Statement, including legal and accounting fees associated with responding to the Commission’s comments to this registration statement and in preparation of amendments to this registration statement, as well as general business expenses, including our $575 per month office space lease until such time as this Registration Statement is declared effective, as well as additional expenses associated with our planned quotation on the Over-The-Counter Bulletin Board, which funding may be in the form of loans or equity.

EMPLOYEES

We currently have one executive employee who works for us on a part-time basis, our Chief Executive Officer and Director, Frank A. Jacobs.  We currently have no plans to increase our number of employees, and do not plan on increasing our number of employees until we are able to purchase an oil and gas property, if ever, and obtain positive cash flows, funding permitting, of which there can be no assurance.

COMPETITION

We face competition from numerous other oil and gas exploration and development companies, which have greater resources than we do, already have producing properties, and may be better able to find and extract commercial quantities of oil and gas, and therefore may be able to offer their oil and gas products at prices lower than we will be able to, assuming we find any oil and gas and/or purchase any producing properties in the future, of which there can be no assurance due to the fact that we will need to raise substantial additional capital prior to the acquisition of any producing or non-producing oil and gas interests.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

Various federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, will directly impact our planned future oil and gas exploration, development and production operations, and consequently may impact our operations and costs moving forward, assuming we are able to raise sufficient capital to purchase oil and gas interests and sustain our operations, of which there can be no assurance. These regulations include, among others, (i) regulations by the Environmental Protection Agency and various state agencies regarding approved methods of disposal for certain hazardous and non-hazardous wastes; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, Federal Resource Conservation and Recovery Act and analogous state laws which regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination), and remedial plugging operations to prevent future contamination; (iii) the Clean Air Act and comparable state and local requirements which may result in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations; (iv) the Oil Pollution Act of 1990 which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the Resource Conservation and Recovery Act which is the principal federal statute governing the treatment, storage and disposal of hazardous wastes; and (vi) state regulations and statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material.  While we do not currently have any oil and gas operations, we have not had any costs associated with the above regulations to date; however, assuming that we have any oil and gas operations in the future, of which there can be no assurance because of the substantial amount of additional financing we will require, we anticipate the costs required to comply with the regulations above will be substantial.  Furthermore, if we have any oil and gas operations in the future, and we are deemed not to be in compliance with applicable environmental laws, we could be forced to expend substantial amounts to be in compliance, which would have a materially adverse effect on our available cash and liquidity, and/or could force us to curtail or abandon our current business operations.

DESCRIPTION OF PROPERTY

The Company has leased office space at 595 Howe Street, Suite 323 Vancouver, British Columbia, Canada - V6C 2T5, Telephone number (604)-765-3337 for approximately $575 per month.

The Company does not own any oil and gas properties or rights to such properties, but does own the right to earn an interest in certain leases described above under “Purchase and Sale Agreement with Entek,” which leases have not been earned to date.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements.

PLAN OF OPERATION FOR THE NEXT TWELVE MONTHS

We are currently focused on earning the interests that South Marsh has the right to earn as a result of the Participation Agreement with Ridgelake, as described above.  We hope that in the event we are able to vest those interests, we will be able to generate oil and gas production and continue to grow our operations through subsequent purchases, of which there can be no assurance.

Initially, we intend to seek out low risk, high return investments and development activities in the gulf coast region, such as the South Marsh acquisition described above under “Description of Business.”  While we currently have a tentative list of potential additional acquisitions, we will need to raise substantial additional capital either though the sale of debt or equity securities or by entering into joint ventures with more established oil and gas companies and/or institutional investors in the future to obtain the necessary funds we will require for South Marsh to vest the interests pursuant to the Participation Agreement and to move forward with our business plan.

RESULTS FROM OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007 COMPARED TO THE PERIOD FROM MAY 16, 2006 (INCEPTION) TO DECEMBER 31, 2006

We did not generate any revenues for the year ended December 31, 2007, or for the period from May 16, 2006 (inception) to December 31, 2006, and do not anticipate generating any revenues until we can raise sufficient capital to purchase operating or non-operating oil and gas properties, and/or until South Marsh (our wholly owned subsidiary) earns the interests in certain leases as described above, funding permitting, of which there can be no assurance.

We had general and administrative expenses of $73,599 for the year ended December 31, 2007, compared to general and administrative expenses of $43,418 for the period from May 16, 2006 (inception) to December 31, 2006, an increase of $30,181 or 70% from the prior period.  The main reasons for the increase in expenses were due to the fact that the period from May 16, 2006 (inception) to December 31, 2006 is a shorter period than the year ended December 31, 2007, as well as increased business activity, and legal and accounting costs associated with the preparation of this Registration Statement and amendments to this Registration Statement during the year ended December 31, 2007, which expenses were not present during the period from May 16, 2006 (inception) to December 31, 2006.

We had depreciation expense of $903 for the year ended December 31, 2007, compared to depreciation expense of $327 for the period from May 16, 2006 (inception) to December 31, 2006, a $576 or 176% increase in depreciation expense, which increase was due to the fact that the period from May 16, 2006 (inception) to December 31, 2006 is a shorter period than the year ended December 31, 2007 as well as an increase in our depreciable asset base.

We had total operating expenses and a total operating loss of $74,502 for the year ended December 31, 2007, compared to total operating expenses and a total operating loss of $43,745 for the period from May 16, 2006 (inception) to December 31, 2006, an increase in total operating expenses of $30,757 or 70% from the prior period.

We had interest expense of $264 for the year ended December 31, 2007, compared to no interest expense for the period from May 16, 2006 (inception) to December 31, 2006, which increase in expense was in connection with a loan received from Capersia Pte. Ltd., a shareholder of the Company (“Capersia”), as evidenced by the Promissory Note described below.

We had a total net loss of $74,766 for the year ended December 31, 2007, compared to a total net loss of $43,745 for the period from May 16, 2006 (inception) to December 31, 2006, an increase in net loss of $31,021 or 71% from the prior period, which increase in net loss was mainly due to the 70% increase in general and administrative expenses.  We anticipate incurring net losses until and unless we are able to earn our oil and gas interests through South Marsh, as disclosed above, and/or obtain any other oil and gas interests, and unless such interests produce sufficient revenues to support our operations, of which there can be no assurance.

LIQUIDITY AND CAPITAL RESOURCES

We had total assets of $55,766 as of December 31, 2007, consisting of total current assets of $4,286, which included cash of $1,286 and prepaid expenses and other current assets of $3,000, and non-current assets consisting of property and equipment, net of accumulated depreciation of $1,480 and unproved oil and gas properties of $50,000.

We had total liabilities as of December 31, 2007 of $32,808, consisting of total current liabilities of $7,008; which included $6,908 of accounts payable and $100 of accrued liabilities; and non-current liabilities consisting of $17,536 of long-term advances; advanced to the Company by its officer and Director, Frank Jacobs and entities controlled by Mr. Jacobs, which funding does not bear interest and is payable on demand with at least one (1) year and one (1) day prior notice and/or payable in shares of the Company’s common stock at the option of the Company on the date such payment is demanded (based on the then trading price of the Company’s common stock, assuming such common stock is publicly traded); related party and $8,264 of note payable to Capersia, of which $264 represented unpaid interest expense.

On June 1, 2007, we issued Capersia an $8,000 Promissory Note to evidence an $8,000 loan we received from Capersia, which Promissory Note was amended in December 2007 (the “Note”).  The Note has an effective date of June 13, 2007, and bears interest at the rate of 6% per annum until paid in full.  The Note is payable on demand; however, Capersia has agreed to provide the Company at least one (1) year and one (1) day notice prior to the due date of such Note, and any amounts not paid when due accrue interest at the rate of 15% per annum.  Capersia has the right at any time prior to the date such Note is repaid to convert any or all of the outstanding principal amount of the Note into shares of the Company’s common stock at a conversion price of $0.10 per share.  If converted in full, the $8,000 principal amount of the Note would convert into 80,000 shares of our common stock.

We had a working capital deficit of $2,722 and a deficit accumulated during the exploration stage of $118,511 as of December 31, 2007.

We had $61,092 of net cash used in operating activities for the year ended December 31, 2007, which mainly included a net loss of $74,766 offset by an increase in accounts payable of $6,908 and an increase in prepaid expenses and other assets of $4,500.

We had $50,370 of net cash provided by financing activities for the year ended December 31, 2007, which included $27,800 of proceeds from issuance of common stock in connection with the sale of common stock to certain investors, $17,536 of advances from related parties in connection with long term loans advanced to the Company by the Company’s sole officer and Director, Frank Jacobs and Jacobs Oil & Gas, Ltd., an entity controlled by Mr. Jacobs and $8,000 of proceeds from the Note payable to shareholder, which represented amounts loaned by Capersia (as described above), offset by $2,966 of repayment of advances from Frank A. Jacobs, the Company's sole officer and Director.

We raised an aggregate of $61,050 through the sale of 610,500 units at a price of $0.10 per Unit from September 2006 through August 2007, which units each included one (1) share of common stock, one (1) three (3) year Class A Warrant to purchase one (1) share of our common stock at an exercise price of $0.25 per share, and one (1) three (3) year Class B Warrant to purchase one (1) share of our common stock at an exercise price of $0.50 per share.  However, we believe that we will only be able to continue our business operations for approximately the next three months with our current cash on hand and anticipate the need for approximately $100,000 in additional funding to continue our business operations for the next twelve months, which amount does not include the approximately $1,300,000 in additional funds that South Marsh will need to earn a working interest in the leases described above under “Purchase and Sale Agreement with Entek,” which there can be no assurance we will be able to raise.   Historically, our business operations have consisted of working to raise funds through the sale of Units as described above, working to finalize the Polaris agreement, which has since been cancelled, and working to finalize and enter into the Purchase Agreement with Entek, as well as the drafting, review and preparation of this Registration Statement and amendments thereto.  As such, our business operations to date have been minimal, and until such time as we are able to vest the working interests provided for in the Participation Agreement, we anticipate such business operations remaining that way.

We have not generated any revenues to date and anticipate the need for approximately $1,300,000 of additional funding for South Marsh to earn the interests in the first two exploration concessions that are planned to be drilled during the next 6-9 months, as described above through the Participation Agreement. There is no assurance that exploration capital can be raised.  If we are unable to raise the additional funding we currently require, we will be unable to participate in the drilling operations for the two first concessions and we will lose the right to earn those concessions. Alternatively, assuming we receive the consent of Ridgelake in its sole discretion, of which there can be no assurance, we may be able to sell the rights to earn such interests for cash or a royalty consideration in the future.   We do not currently know nor can we estimate the amount of any funding that South Marsh will be required to pay for participation in the other three exploration permits that are the subject of the Participation Agreement in order to earn working interests, but we currently anticipate that such expenses will be substantial, and may be between $500,000 to $1,000,000 per well, which funding the Company does not currently have. These investments are optional to the Company and it is unlikely that any funds will be required in connection with such investments prior to fiscal 2009.  Pursuant to the terms of the Participation Agreement, we are required to pay our respective costs of any proposed well on a lease-by-lease basis, and if we fail to timely remit such payments or choose not to participate in any particular lease, we will forfeit all rights to earn an interest in such lease, and any and all prior funds paid in connection with such lease.

Until such time as this registration statement has been declared effective by the Commission, we anticipate relying on funds provided by Frank Jacobs, our sole officer and Director, who pursuant to his letter dated January 20, 2008, committed to provide us funding through loans or through equity investments until such time as this registration statement is declared effective.  Mr. Jacobs has also committed to providing us limited funds for costs and fees associated with our planned quotation on the Over-The-Counter Bulletin Board.

We anticipate spending our cash on hand for the next three months solely on expenses associated with this Registration Statement, including legal and accounting fees associated with responding to the Commission’s comments to this registration statement and in preparation of amendments to this registration statement, as well as general business expenses, including our $575 per month office space lease.  These general business expenses, as well as travel expenses and transfer agent fees will be paid by Mr. Jacobs pursuant to his commitment letter, until such time as we gain effectiveness of this Registration Statement.  We plan to keep our expenses at a minimum until such time as we can raise additional capital.  In the event that this registration statement is declared effective within the next three months, of which there can be no assurance, we plan to use our cash on hand to seek out equity financing to earn our interests through the Participation Agreement.

As stated above, we do not anticipate needing any funds in connection with the Participation Agreement with South Marsh until approximately the second quarter of 2008.  We anticipate raising additional funds we may require subsequent to the effectiveness of this registration statement for the Participation Agreement and/or for general working capital through the sale of equity securities after such time as we have gained effectiveness of this Registration Statement and have obtained quotation for our common stock on the Over-The-Counter Bulletin Board, of which there can be no assurance.  We anticipate that, in the event we need additional funding prior to the effectiveness date of this Registration Statement, and/or in the event we are unable to raise funds through the sale of debt or equity securities after the effectiveness of this Registration Statement, that Mr. Jacobs will continue to provide us funding through loans or equity investments, even though his written commitment to provide us funding only requires him to fund us until the Registration Statement is declared effective.

We do not currently have any formal commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders, other than the written commitment from Frank Jacobs. We can provide no assurance that additional financing will be available on favorable terms, if at all. If we are not able to raise the capital necessary to continue our business operations, we may be forced to abandon or curtail our business plan and/or suspend our exploration activities.

In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.”

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

In May 2006 we appointed Frank A. Jacobs our Chief Executive Officer, President, Treasurer and Director.

In May 2006, we issued 10,000,000 shares of our common stock to our Chief Executive Officer and Director, Frank A. Jacobs, in consideration for $10,000 of funding (or $0.001 per share), 100,000 shares of our common stock to a consultant in consideration for accounting and secretarial services rendered (which shares were subsequently cancelled in October 2007), and 200,000 shares of common stock and five (5) year warrants to purchase 200,000 shares of our common stock at an exercise price of $0.10 per share, to our legal counsel, David M. Loev, in consideration for legal services rendered.

In August 2006, we appointed Terje Reiersen as our Secretary and Director.

On July 23, 2007, Mr. Reiersen resigned as our Secretary and Director, and as such, Mr. Reiersen no longer holds any position with us.

From time to time, Frank A. Jacobs, our sole officer and Director and/or Jacobs Oil & Gas, Inc., which is controlled by Mr.  Jacobs, loan us money in connection with Mr. Jacobs’ agreement in writing to provide us funding (as described below) and for additional working capital purposes.  Those amounts loaned by Mr. Jacobs and Jacobs Oil & Gas, Inc. bear no interest and are payable only upon one year and one day prior demand from Mr. Jacobs or Jacobs Oil & Gas, Inc. or, at the Company’s option, payable in shares of the Company’s common stock at the then trading price of the Company’s common stock (assuming the Company’s common stock has a trading price, of which there can be no assurance) at the time of the repayment demand.  The total amount of the loans provided to the Company from Mr. Jacobs and Jacobs Oil & Gas, Inc. as of December 31, 2007 was $17,536,

In January 2008, Frank A. Jacobs, our sole officer and Director, agreed in writing to provide us funding, including paying for our expenses associated with this Registration Statement, including legal and accounting fees associated with responding to the Commission’s comments to this registration statement and in preparation of amendments to this registration statement, as well as general business expenses, including our $575 per month office space lease until such time as this Registration Statement is declared effective, as well as additional expenses associated with our planned quotation on the Over-The-Counter Bulletin Board, which funding may be in the form of loans or equity.

EXECUTIVE COMPENSATION

			Other(1)
			Annual	Total
Name & Principal			Compen-	Compen-
Position	Year	Salary ($)	sation	sation

Frank A. Jacobs	2007	$0	--	$0
CEO, CFO, Treasurer	2006	$5,000(2)	--	$5,000
And Director

Terje Reiersen	2006	$5,000(2)	--	$5,000
Former Secretary
and Director (3)

* Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation. Other than the individuals listed above, we had no executive employees or Directors during the years listed above.

(1) No Executive Officer received any bonus, restricted stock awards, options, non-equity incentive plan compensation, or nonqualified deferred compensation earnings since the Company was incorporated, and no salaries are being accrued.

(2) Represents Directors fees paid.

(3) Mr. Reiersen served as our Secretary and Director from our inception until July 23, 2007, when he resigned as an officer and Director of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Director Compensation

Our Board of Directors, currently consisting solely of Mr. Frank Jacobs, receives $5,000 per year for service to the Company.  The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors, consisting solely of Mr. Jacobs, determines the compensation given to our executive officers in his sole determination. As our executive officers currently draw no compensation from us, we do not currently have any executive compensation program in place. Although we have not to date, our Board of Directors also reserves the right to pay our executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award certain executives with long-term, stock-based compensation in the future, in the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share ("Preferred Stock"). As of March 14, 2008, we had 11,320,500 shares of common stock issued and outstanding and - 0 - shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this Offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

While we do not currently have any plans for the issuance of Preferred Stock, the issuance of such Preferred Stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the Preferred Stock, which rights may be superior to those associated with our common stock; which effects may include:

o	Restricting dividends on the common stock;

o	Rights and preferences including dividend and dissolution rights, which are superior to our common stock;

o	Diluting the voting power of the common stock;

o	Impairing the liquidation rights of the common stock; or

o	Delaying or preventing a change in control of the Company without further action by the stockholders.

Warrants

Our legal counsel, David M. Loev currently holds warrants to purchase 200,000 shares of our common stock at an exercise price of $0.10 per share, which warrants expire if unexercised on May 20, 2011, with a cashless exercise provision.

Each of the approximately 38 shareholders who purchased an aggregate of 610,500 Units in our offshore offering from September 2006 to August 2007, received one (1) three year Class A Warrant to purchase one (1) share of our common stock at an exercise price of $0.25 per share, and one (1) three year Class B Warrant to purchase one (1) share of our common stock at an exercise price of $0.50 per share, as well as one (1) share of common stock (each collectively a “Unit”).

SHARES AVAILABLE FOR FUTURE SALE

Upon the date of this Prospectus, there are 11,320,500 shares of common stock issued and outstanding. Upon the effectiveness of this registration statement, 2,741,500 shares of common stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market (assuming the valid exercise of 1,421,000 shares of common stock being registered herein in connection with the exercise of warrants, which shares are not currently outstanding) if and when any market for the common stock develops, subject to those 180,000 shares of common stock being registered on behalf of Frank A. Jacobs, our sole officer and Director, his spouse and/or entities which he controls, being subject to the requirements of Rule 144, as described below, because such individual is considered an “affiliate” of the Company. No public market currently exists for the Company's common stock.

The remaining 10,000,000 shares of our currently issued and outstanding common stock which are not being registered pursuant to this registration statement will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding common stock. Under current Rule 144 unregistered resales of restricted common stock cannot be made until such shares have been held for one (1) year from the later of its acquisition from the Company or an affiliate of the Company.  Under new rules adopted by the Commission, unregistered resales of restricted securities of reporting companies are able to be made by non-affiliates and affiliates after such securities have been held for six (6) months (assuming the issuer remains current for an additional six months, and subject to any affiliates complying with certain volume limitations and other resale requirements as set forth in Rule 144), and after one (1) year by affiliates and non-affiliates of non-reporting companies, subject to certain requirements under Rule 144, as it has been amended (including that there is current public information regarding the issuer for sales by affiliates and that other volume limitations are complied with for sales of affiliates, as described in greater detail in Rule 144).

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

This Prospectus relates to the resale of 2,741,000 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding, but may receive up to $485,875 in connection with the exercise of the warrants registered on behalf of the selling shareholders included in this Prospectus. None of the selling stockholders are broker-dealers or affiliates of broker-dealers. None of the selling stockholders have had a material relationship with us since our inception.

Selling Stockholders

Shareholder	Date Shares Acquired	Common Stock Beneficially Owned Before Resale	Shares Underlying Warrants Beneficially Owned Before Resale (1)	Amount Offered (Assuming all shares immediately sold)	Shares Beneficially Owned After Resale (2)

Alexander, Brian*	September-2006	20,000	40,000	60,000	--
Asset Solutions (Hong Kong) Ltd.(A)*	September-2006	5,500	11,000	16,500	--
Aran Asset Management(B)*	August - 2007	20,000	40,000	60,000	--
Babajanov, Daniel(C)	May - 2006	2,500	-	2,500	--
Bell, Brannen*	September-2006	5,000	10,000	15,000	--
Bleuler, Jason*	September-2006	8,000	16,000	24,000	--
Boffo, Michael*	June - 2007	25,000	50,000	75,000	--
Boffo, Ottavio*	June - 2007	25,000	50,000	75,000	--
Brimage, Russell*	June - 2007	100,000	200,000	300,000	--
Capersia Pte. Ltd.(D)*	May - 2007	50,000	100,000	150,000	--
Corazon Technology Ltd.(E)*	June - 2007	10,000	20,000	30,000	--
Essery, Amanda*	September-2006	5,000	10,000	15,000	--
Faulkner, James J. C.(3)	July - 2007	5,000	-	5,000	--
Flanagan, Michael*	September-2006	10,000	20,000	30,000	--
Gallwey, Hillary*	October-2006	10,000	20,000	30,000	--
Glass, James P.*	October-2006	10,000	20,000	30,000	--
Hendricks, Pamela*	October-2006	10,000	20,000	30,000	--
Hershberg, Wendy*	September-2006	10,000	20,000	30,000	--
Hourglass Holdings Ltd. (F)*	June - 2007	10,000	20,000	30,000	--
Jacobs Oil & Gas, Ltd.(G)*	September-2006	50,000	100,000	150,000	--
Jacobs, Anne*	September-2006	10,000	20,000	30,000	--
Jacobs, Marsha (H)*	September-2006	10,000	20,000	30,000	--
Jacobs, Pauline(H)*	September-2006	10,000	20,000	30,000	--
Jacobs, Peter (I)*	September-2006	8,000	16,000	24,000	--
Jehle, A.E. Buzz*	October-2006	10,000	20,000	30,000	--
Laithwaite, Amy*	September-2006	10,000	20,000	30,000	--
Loev, David M. (C)(3)	May-2006	197,500	200,000	397,500	--
Maxwell, Meredith*	October-2006	8,000	16,000	24,000	--
Moses, James*	September-2006	10,000	20,000	30,000	--
NetSolver(J)(3)	July - 2007	5,000	-	5,000	--

Pacific Spinner Limited Company (K)*	October-2006	20,000	40,000	60,000	--
Pearson, Drew*	September-2006	10,000	20,000	30,000	--
Pool, Marga*	September-2006	8,000	16,000	24,000	--
Purdy, David*	September-2006	5,000	10,000	15,000	--
Reiersen, Terje(L)*	October-2006	5,000	100,00	15,000	--
Sterling Grant Capital, Inc.(M)	November-2007	500,000	-	500,000	-
Polaris Partners, Inc.(N)*	October-2006	50,000	100,000	150,000	--
Termansen, Peter*	August - 2007	10,000	20,000	30,000	--
Toledo, Wim Van*	October-2006	8,000	16,000	24,000	--
Tsakumis, Alex P.*	September-2006	10,000	20,000	30,000	--
Ulrich, Nicolas*	September-2006	15,000	30,000	45,000	--
Wilson, Greg*	September-2006	10,000	20,000	30,000	--

	TOTALS	1,320,500	1,421,000	2,741,500	--

* Purchased units at $0.10 per unit consisting of one (1) share of common stock, (1) Class A Warrant to purchase one share of common stock at an exercise price of $0.25 per share and one (1) Class B Warrant to purchase one share of commons tock at an exercise price of $0.50 per share.

(1)
Other than the warrants held by David M. Loev (which have a five (5) year term and an exercise price of $0.10 per share), each of the shares underlying warrants listed in the table above, as held by the shareholders above, represent an equal number of three (3) year Class A Warrants to purchase shares of the Company’s common stock at an exercise price of $0.25 per share and three (3) year Class B Warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share.

(2)	Assuming all shares offered herein are sold.

(3)	Issued shares in consideration for services rendered.

(A)	The beneficial owner of Asset Solutions (Hong Kong) Ltd. is Daniel Vesco.

(B)	The beneficial owner of Aran Asset Management is Michael C. Thalmann, its Chairman and Chief Executive Officer.

(C)	Mr. Babajanov was gifted 2,500 shares of our common stock from David M. Loev in August 2007.

(D)	The beneficial owner of Capersia Pte. Ltd. (“Capersia”) is Sino Atlantic Limited (“Atlantic”).

(E)	The beneficial owner of Corazon Technology Ltd. is Ken Taves, its President.

(F)	The beneficial owner of Hourglass Holdings Ltd. is Ken Taves, its President.

(G)
Jacobs Oil & Gas, Ltd., formerly 670301 BC, Ltd., is beneficially owned by our Chief Executive Officer, Frank A. Jacobs.  The shares of common stock registered on behalf of Jacobs Oil & Gas, Ltd., will be restricted by and subject to the volume and resale limitations of Rule 144 as described below, even though they are being registered herein.

(H)	Frank Jacobs’, our Chief Executive Officer’s daughter.

(I)	Peter Jacobs, is the brother of our Chief Executive Officer and Director, Frank A. Jacobs.

(J)	The beneficial owner of NetSolver is Valentin Stoiu, its President.

(K)	The beneficial owner of Pacific Spinner Limited is Intercontinental Nominees Ltd., the sole Director of Hourglass Holdings Ltd., whose Director is Tommy Lo Seen Chong.

(L)	Mr. Reiersen is our former Secretary and former Director.

(M)	The beneficial owner of Sterling Grant Capital, Inc. is Peter Wilson.

(N)	The beneficial owners of Polaris Partners, Inc. are Terje Reiersen, our former Secretary and Director and his wife.

Upon the effectiveness of this registration statement, the 10,000,000 outstanding shares of common stock not registered herein, and 180,000 shares of common stock being registered on behalf of Frank A. Jacobs, our sole officer and Director, his spouse and/or entities which he controls, will be subject to the resale provisions of Rule 144. The 2,561,500 remaining shares offered by the selling stockholders pursuant to this Prospectus may be sold by one or more of the following methods, without limitation:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately-negotiated transactions;

o	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale; and

o	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of the officers and Directors, and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of our Company, or any other objective standard of value. We believe that only a small number of shares, if any, will be sold by the selling shareholders, prior to the time our common stock is quoted on the OTC Bulletin Board, at which time the selling shareholders will sell their shares based on the market price of such shares. The Company is not selling any shares pursuant to this Registration Statement and is only registering the re-sale of securities previously purchased from us.

The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The Selling Security Holders may sell their shares of common stock short and redeliver our common stock to close out such short positions; however, the Selling Security Holders may not use shares of our common stock being registered in the Registration Statement to which this Prospectus is a part to cover any short positions entered into prior to the effectiveness of such Registration Statement. If the Selling Security Holders or others engage in short selling it may adversely affect the market price of our common stock.

Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

The Selling Security Holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our common stock. We have no outstanding shares of Preferred Stock. Except for this offering, there is no common stock that is being, or has been proposed to be, publicly offered. As of March 14, 2008, there were 11,320,500 shares of common stock outstanding, held by approximately 43 shareholders of record.

ADDITIONAL INFORMATION

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly, and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by The Loev Law Firm, PC, Bellaire, Texas.  David M. Loev, the manager of The Loev Law Firm, PC beneficially owns 197,500 shares of the Company’s common stock and five (5) year warrants to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.10 per share (the “Loev Securities”).  Other than the Loev Securities, neither Mr. Loev nor the The Loev Law Firm, PC holds any other interest in the Company.

FINANCIAL STATEMENTS

The Financial Statements required by Item 310 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to Velocity Oil & Gas, Inc. are filed as part of this Prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Velocity Oil & Gas, Inc.
(an exploration stage company)

           We have audited the accompanying balance sheets of Velocity Oil & Gas, Inc. (the “Company”) (an exploration stage company), as of December 31, 2007 and 2006 and the related statements of expenses, changes in stockholders’ equity and cash flows for the year ended December 31, 2007, and the periods from May 16, 2006, inception, to December 31, 2006 and to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

           We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

           The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered a loss from operations, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters also are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone & Bailey, PC

www.malone-bailey.com
Houston, Texas

March 18, 2008

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
BALANCE SHEETS

	December 31,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash	$1,286	$12,008
Accounts receivable for stock subscriptions	-	2,800
Prepaid expenses and other current assets	3,000	7,500
Total current assets	4,286	22,308

Property and equipment, net of accumulated depreciation of
$1,230 and $327, respectively	1,480	2,382
Unproved oil and gas properties	50,000	-

TOTAL ASSETS	$55,766	$24,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,908	$-
Advances – related party	-	2,966
Accrued liabilities	100	-
Total current liabilities	7,008	2,966

Long-term advances – related party	17,536	-
Note payable to shareholders	8,264	-
Total liabilities	32,808	2,966

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 10,000,000
shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares
authorized; 11,320,500 and 10,660,500 shares issued and
outstanding, respectively	11,321	10,661
Additional paid-in capital	130,148	54,808
Deficit accumulated during the exploration stage	(118,511)	(43,745)
Total shareholders’ equity	22,958	21,724

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,766	$24,690

See notes to financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
STATEMENTS OF EXPENSES
For the Year Ended December 31, 2007 and the Periods from
May 16, 2006 (Inception) Through December 31, 2006 and 2007

	Year Ended December 31, 2007	Inception Through December 31, 2006	Inception Through December 31, 2007

Operating expenses:
General & administrative	$73,599	$43,418	$117,017
Depreciation expense	903	327	1,230
Total operating expenses	74,502	43,745	118,247

Operating loss	(74,502)	(43,745)	(118,247)

Interest expense	(264)	-	(264)

Net loss	$(74,766)	$(43,745)	$(118,511)

Basic and diluted net loss per
common share	$(0.01)	$(0.00)

Weighted average common
shares outstanding	10,815,777	10,407,493

See notes to financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
the Period from May 16, 2006 (Inception) Through December 31, 2007

				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-in	Exploration	Stockholders'
	Shares	Amount	Capital	Stage	Equity

Common shares issued for cash	10,360,500	$10,361	$35,689	$-	$46,050
Common shares issued for services	300,000	300	-	-	300
Issuance of warrants	-	-	19,119	-	19,119
Net loss	-	-	-	(43,745)	(43,745)
Balances at December 31, 2006	10,660,500	$10,661	$54,808	$(43,745)	$21,724

Common shares issued for cash	250,000	250	24,750	-	25,000
Common shares issued for services	10,000	10	990	-	1,000
Common shares issued as finder’s fee	500,000	500	49,500	-	50,000
Cancellation of common shares	(100,000)	(100)	100	-	-
Net loss	-	-	-	(74,766)	(74,766)
Balances at December 31, 2007	11,320,500	$11,321	$130,148	$(118,511)	$22,958

See notes to condensed financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
 STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2007 and the Periods from
May 16, 2006 (Inception) Through December 31, 2006 and 2007

	Year Ended December 31, 2007	Inception Through December 31, 2006	Inception Through December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(74,766)	$(43,745)	$(118,511)
Adjustments to reconcile net loss to cash used in operating activities:
Shares issued for services	1,000	300	1,300
Warrant expense	-	19,119	19,119
Depreciation	902	327	1,229
Debt issued for interest	264	-	264
Change in operating assets and liabilities:
Prepaid expenses and other current assets	4,500	(7,500)	(3,000)
Accounts payable	6,908	-	6,908
Accrued expenses	100	-	100
NET CASH USED IN OPERATING ACTIVITIES	(61,092)	(31,499)	(92,591)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	-	(2,709)	(2,709)
NET CASH USED IN INVESTING ACTIVITIES	-	(2,709)	(2,709)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable to shareholder	8,000	-	8,000
Advances from related party	17,536	2,966	20,502
Repayment of advances from related party	(2,966)	-	(2,966)
Proceeds from issuance of common stock	27,800	43,250	71,050
NET CASH PROVIDED BY FINANCING ACTIVITIES	50,370	46,216	96,536

NET CHANGE IN CASH	(10,722)	12,008	1,286

CASH AT BEGINNING OF PERIOD	12,008	-	-
CASH AT END OF PERIOD	$1,286	$12,008	$1,286

SUPPLEMENTAL INFORMATION

Cash paid during the year for:
Interest	$-	$-	$-
Income tax	-	-	-

Non-cash investing and financing activities:
Cancellation of common shares	$100	$-	$100
Shares issued as finder’s fee for unproved properties	50,000	-	50,000
Subscription receivable	-	2,800	2,800

See notes to condensed financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business. Velocity Oil and Gas, Ltd. (“Velocity”) was incorporated in the State of Nevada on May 16, 2006. Since inception, the Company is a start-up entity with the intention of being involved in oil and gas exploration and development with a geographic focus in Texas and Louisiana.

Basis of presentation. The financial statements have been prepared by the Company and have been audited, pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with accounting principles.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and expenses in the statement of expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statement of cash flows, Velocity considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three years.

Impairment of Long-Lived Assets. Velocity reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Velocity assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Income taxes. Velocity recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Velocity provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted for potential dilutive securities on an "as if converted" basis, by the weighted average number of common shares outstanding. For the period from May 16, 2006 (inception) to December 31, 2007, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Share-Based Compensation. Shares issued as compensation to employees and outside consultants for services are recorded at the fair value of the stock as measured on the date or dates the services were rendered.

Recently issued accounting pronouncements. Velocity does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Velocity’s results of operations, financial position or cash flow.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, Velocity incurred a net loss of $74,766 for the year ended December 31, 2007, has an accumulated deficit of $118,511 and a working capital deficit of $2,722.  These conditions raise substantial doubt as to Velocity’s ability to continue as a going concern.  Management is trying to raise additional capital through sales of common and preferred stock.  The financial statements do not include any adjustments that might be necessary if Velocity is unable to continue as a going concern.

NOTE 3 – UNPROVED PROPERTIES

On November 8, 2007, Velocity signed a purchase and sale agreement for the acquisition of 100% of the membership interest in South Marsh LLC, a Delaware limited liability company, which owns unproved oil and gas properties in five oil and gas leases in the Outer Continental Shelf Area of the Gulf of Mexico. The purchase price of approximately $1 million will be paid by 50% of the future production payment of the same properties.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2007 and 2006:

		Amount
Description	Life	2007	2006
Computer equipment	3 years	$ 2,710	$ 2,709
Less: accumulated depreciation		(1,230)	(327)
		$ 1,480	$ 2,382

NOTE 5 – ADVANCES FROM RELATED PARTY

Velocity borrows advances from its chief executive officer periodically.  The advances are non-interest bearing and due on demand with twelve months and one day’s notice.  At December 31, 2007, there was an outstanding balance of $17,536 due the chief executive officer.

NOTE 6 – NOTES PAYABLE

Velocity borrowed $8,000 from a shareholder in June 2007.  The note is due on demand with twelve months and one day’s notice and bears interest at 6% per annum.  The principal is convertible into common shares at $0.10 per share. During 2007, the accrued interest of $264 was converted to debt. At December 31, 2007, the outstanding balance on the note was $8,264.

NOTE 7 – COMMON STOCK

During the year ended December 31, 2007, Velocity also sold 250,000 shares to investors in a private offering for $25,000 in cash.  In connection with the private offering, Velocity also granted the investors 250,000 Class A Warrants with an exercise price of $0.25 per share and a term of 3 years and 250,000 Class B Warrants with an exercise price of $0.50 per share and a term of 3 years.

During the year ended December 31, 2007, Velocity also issued 500,000 shares valued at $50,000 as a finder’s fee for the acquisition of unproved properties.

During the year ended December 31, 2007, 100,000 previously issued shares were cancelled.  The shares were originally issued for services at inception and valued at $100.  The cancellation resulted in a decrease to common stock and an increase to additional paid-in capital of $100.  The net effect on Velocity’s total equity was zero.

A summary of changes in outstanding warrants is as follows:

		Weighted Average
	Warrants	Exercise Price

Outstanding as of December 31, 2006	921,000	$ 0.32
Granted	500,000	0.38
Canceled	-	-
Exercised	-	-
Outstanding as of December 31, 2007	1,421,000	$ 0.34

NOTE 8 – INCOME TAXES

Velocity uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2007, Velocity incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $73,000 at December 31, 2007, and will expire in the year ending December 31, 2027.

 DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety (90) Days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

See Indemnification of Directors and Officers above.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$8.42
Attorney's fees and expenses	40,000.00	*
Accountant's fees and expenses	10,000.00	*
Transfer agent's and registrar fees and expenses	1,500.00	*
Printing and engraving expenses	1,500.00	*
Miscellaneous expenses	5,000.00	*

Total	$58,008.42	*

 * Estimated

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

In May 2006, we issued 10,000,000 shares of our common stock to our Chief Executive Officer and Director Frank A. Jacobs, in consideration for $10,000 of funding (or $0.001 per share), 100,000 shares of our common stock to a consultant in consideration for accounting and secretarial services rendered, and 200,000 shares of common stock and five (5) year warrants to purchase 200,000 shares of our common stock at an exercise price of $0.10 per share, to our legal counsel, David M. Loev, in consideration for legal services rendered. We claim an exemption from registration afforded by Section 4(2) of the Securities Act of 1933 (the "Act") since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discount or commission was paid by us.

From September 2006 to August 2007, we sold an aggregate of 497,000 Units consisting of one (1) share of common stock, one (1) three year Class A Warrant to purchase one (1) share of common stock at an exercise price of $0.25 per share and one (1) three year Class B Warrant to purchase one (1) share of our common stock at an exercise price of $0.50 per share (the “Units”) in offshore transactions pursuant to Regulation S of the Securities Act of 1933 for consideration of $0.10 per share or an aggregate of $49,700 to thirty shareholders.   We claim an exemption from registration afforded by Regulation S of the Act ("Regulation S") for the above issuances since the issuances were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by us, a distributor, any respective affiliates, or any person acting on behalf of any of the foregoing.

From September 2006 to July 2007, we sold an aggregate of 105,000 Units consisting of one  (1) share of common stock, one (1) three year Class A Warrant to purchase one (1) share of common stock at an exercise price of $0.25 per share and one (1) three year Class B Warrant to purchase one (1) share of our common stock at an exercise price of $0.50 per share (the “Units”) to seven (7) non-accredited shareholders in violation of the Securities Act, as no valid exemption covered such sales, and as such, those seven (7) non-accredited shareholders were offered rescission of their purchases pursuant to a Rescission Offer, which included disclosure similar to the disclosure contained in this Prospectus (the “Rescission Offer”).  All but one of the investors rejected the Rescission Offer and decided to retain their shares.  We returned the one investor’s $200 investment and cancelled the 2,000 Units which were sold to such rescinding investor in August 2007.  We claim an exemption from registration for the Rescission Offer and the sale of the Units as afforded by Rule 506 of Regulation D under the Act.

In October 2006, we sold 10,000 Units consisting of one (1) share of common stock, one (1) three year Class A Warrant to purchase one (1) share of common stock at an exercise price of $0.25 per share and one (1) three year Class B Warrant to purchase one (1) share of our common stock at an exercise price of $0.50 per share (the “Units”), to one accredited shareholder for $0.10 per unit, or total consideration of $1,000.  As a result of our failure to provide our non-accredited investors proper disclosure, the sale of the 10,000 Units to the accredited shareholder may have been in violation of the Securities Act as well, and as such, such accredited investor was offered rescission pursuant to the Rescission Offer and chose to reject such rescission offer.  We claim an exemption from registration for the Rescission Offer and the sale of the Units to the accredited investor as afforded by Rule 506 of Regulation D under the Act.

In July 2007, we issued two consultants 5,000 shares of our restricted common stock each, in consideration for web design and internet consulting services rendered. We claim an exemption from registration afforded by Section 4(2) of the Securities Act of 1933 (the "Act") since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discount or commission was paid by us.

In September 2007, we issued 4,000,000 shares of our restricted common stock to Polaris Holdings, Inc, in connection with and pursuant to the terms of a Participation Agreement, described above.  In October 2007, we cancelled the Participation Agreement and the shares previously issued to Polaris.  We claim an exemption from registration offered by Section 4(2) of the Securities Act of 1933 (The "Act") since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by us.

In October 2007, we cancelled 100,000 shares of common stock previously issued to a consultant in consideration for accounting and secretarial services rendered in May 2006, which shareholder agreed to and consented to such cancellation.

In November 2007, we issued 500,000 shares of our restricted common stock to Sterling Grant Capital, Inc., in connection with and consideration as a finder’s fee in connection with the Purchase and Sale Agreement with Entek, described above.  We claim an exemption from registration offered by Section 4(2) of the Securities Act of 1933 (The "Act") since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by us.

ITEM 27. EXHIBITS

Exhibit Number	Description of Exhibit

Exhibit 3.1(1)	Articles of Incorporation

Exhibit 3.2(1)	Bylaws

Exhibit 5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

Exhibit 10.1(1)	Acquisition & Participation Agreement with Polaris Holdings, Inc.

Exhibit 10.2(1)	$8,000 Promissory Note with Capersia Pte. Ltd.

Exhibit 10.3(1)	Amendment to Acquisition & Participation Agreement

Exhibit 10.4(2)	Assignment of Membership Interests

Exhibit 10.5(2)	Assignment of Production Payment

Exhibit 10.6(2)	Purchase and Sale Agreement By and Between Entek USA Inc. and Velocity Oil & Gas, Inc.

Exhibit 10.7(+)	Amended and Restated Participation Agreement between South Marsh, Ridgelake and GulfX

Exhibit 10.8(2)	Amendment to Amended and Restated Participation Agreement

Exhibit 10.14*	Amended Promissory Note with Capersia

Exhibit 10.15*	Letter Agreement Regarding Terms of Jacobs Oil & Gas, Inc. Advances

Exhibit 10.16*	Letter Agreement Regarding Terms of Jacobs Oil & Gas, Inc. Advances

Exhibit 23.1*	Consent of Malone & Bailey, PC, Certified Public Accountants

Exhibit 23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

Exhibit 99.1*	Letter From Frank Jacobs

 *   Filed as an exhibit to this S-1/A Registration Statement.

 +  Agreement as attached to this filing includes all material exhibits of the Amended and Restated Participation Agreement between South Marsh, Ridgelake and GulfX.

(1) Filed as an exhibit to our Form SB-2 Registration Statement filed with the Commission on October 1, 2007, and incorporated herein by reference.

(2) Filed as an exhibit to our Form SB-2 Registration Statement filed with the Commission on December 21, 2007, and incorporated herein by reference.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2.           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.           To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.           For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.           For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

7.           For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

8.           That, for the purpose of determining liability under the Securities Act to any purchaser:

                       a). If the small business issuer is relying on Rule 430B:

1.
Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

                       b). If the small business issuer is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of  Houston, TX, on March 21, 2008.

VELOCITY OIL & GAS, INC.

By: /s/ Frank A. Jacobs
Frank A. Jacobs
Chief Executive Officer and
Chief Financial Officer
(Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Frank A. Jacobs
Frank A. Jacobs
Chief Executive Officer,
Chief Financial Officer
(Principal Accounting Officer),
and Treasurer

March 21, 2008

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

Exhibit 3.1(1)	Articles of Incorporation

Exhibit 3.2(1)	Bylaws

Exhibit 5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

Exhibit 10.1(1)	Acquisition & Participation Agreement with Polaris Holdings, Inc.

Exhibit 10.2(1)	$8,000 Promissory Note with Capersia Pte. Ltd.

Exhibit 10.3(1)	Amendment to Acquisition & Participation Agreement

Exhibit 10.4(2)	Assignment of Membership Interests

Exhibit 10.5(2)	Assignment of Production Payment

Exhibit 10.6(2)	Purchase and Sale Agreement By and Between Entek USA Inc. and Velocity Oil & Gas, Inc.

Exhibit 10.7(+)	Amended and Restated Participation Agreement between South Marsh, Ridgelake and GulfX

Exhibit 10.8(2)	Amendment to Amended and Restated Participation Agreement

Exhibit 10.14*	Amended Promissory Note with Capersia

Exhibit 10.15*	Letter Agreement Regarding Terms of Jacobs Oil & Gas, Inc. Advances

Exhibit 10.16*	Letter Agreement Regarding Terms of Jacobs Oil & Gas, Inc. Advances

Exhibit 23.1*	Consent of Malone & Bailey, PC, Certified Public Accountants

Exhibit 23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

Exhibit 99.1*	Letter From Frank Jacobs

 *   Filed as an exhibit to this S-1/A Registration Statement.

 +  Agreement as attached to this filing includes all material exhibits of the Amended and Restated Participation Agreement between South Marsh, Ridgelake and GulfX.

(1) Filed as an exhibit to our Form SB-2 Registration Statement filed with the Commission on October 1, 2007, and incorporated herein by reference.

(2) Filed as an exhibit to our Form SB-2 Registration Statement filed with the Commission on December 21, 2007, and incorporated herein by reference.